UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2005

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	005-79915	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

5880 Pacific Center Blvd., San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 6, 2005, InfoSonics Corporation (the “Company”) entered into a Credit Agreement (the “Agreement”) with Wells Fargo HSBC Trade Bank, N.A. (“Wells Fargo”) that allows the Company to borrow up to a maximum of $20,000,000 and expires on October 1, 2006.  The Agreement provides for advances not to exceed 80% of eligible domestic accounts receivable and 85% of eligible foreign insured accounts.

Interest on the line of credit is payable on a monthly basis at Wells Fargo’s prime rate (6.75% at October 6, 2005) or at the London Inter-Bank Offering Rate (“LIBOR”) plus 1.5% (LIBOR was 4% at October 6, 2005).  The line of credit is collateralized by substantially all of the assets of the Company.  In addition to reporting and other non-financial covenants, the line of credit contains certain financial covenants which, among other items, require the Company to maintain a tangible net worth of not less than $12,000,000, a quick ratio of not less than 1-to-1, a debt-to-tangible net worth ratio of not greater than 2-to-1, to maintain a pre-tax profit of not less than $1 on a rolling four-quarter basis, and to maintain net income after taxes of not less than $1 on an annual basis.  Management believes the Company was in compliance with these covenants at October 12, 2005.  The Company intends to pay the outstanding amount owed under its line of credit with Comerica Bank with the line of credit provided by Wells Fargo.  The amount owing under the Comerica Bank line of credit as of October 12, 2005 was approximately $ 9,786,000.

The description of the Agreement above does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, which is filed as an exhibit to this Current Report.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits.

Exhibit No.	Description
10.1	Credit Agreement by and between InfoSonics Corporation and Wells Fargo HSBC Trade Bank, N.A. entered into on October 6, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated: October 12, 2005